Exhibit 3.1.13.2
CERTIFICATE OF INCREASE
OF
12% SERIES B MANDATORILY CONVERTIBLE PREFERRED STOCK
OF
ION MEDIA NETWORKS, INC.
(Pursuant to Section 151(g) of the
Delaware General Corporation Law)
     ION Media Networks, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), does hereby certify:
     FIRST: In the Certificate of Designation of the Powers, Preferences and Relative, Participating, Optional and Other Special Rights of 12% Series B Mandatorily Convertible Preferred Stock and Qualifications, Limitations and Restrictions Thereof filed with the Secretary of State of the State of Delaware on May 4, 2007 pursuant to Section 151 of the Delaware General Corporation Law, the Corporation was authorized to issue 3,000 shares of 12% Series B Mandatorily Convertible Preferred Stock as a series of the Corporation’s authorized Preferred Stock, par value $0.001 per share (the “12% Series B Preferred”);
     SECOND: The board of directors of the Corporation by resolution adopted August 3, 2007, duly authorized and directed that the number of authorized shares of the Corporation’s 12% Series B Preferred be increased from 3,000 shares to 3,700 shares.
     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be signed by its duly authorized officer this 3rd day of August, 2007.

ION MEDIA NETWORKS, INC.
By:	/s/ Adam K. Weinstein
Adam K. Weinstein
Senior Vice President, Secretary and Chief Legal Officer